Exhibit 10.25

November 24, 2015

Re:  Amendment to Restricted Stock Units

Dear _____________,

This letter amends the terms of the restricted stock units granted to you in 2013 and 2014 (the “Restricted Stock Units”) by World Fuel Services Corporation (the “Company”) under the World Fuel Services Corporation 2006 Omnibus Plan, as amended and restated (the “Plan”).  All capitalized terms used in this amendment but not otherwise defined herein will have the same meaning as defined in the Plan.  This amendment will become effective immediately upon execution by both parties (the “Effective Date”).

1.Cash Dividends.    Notwithstanding anything to the contrary set forth in the agreements governing the Restricted Stock Units (the “RSU Agreements”), the following terms and conditions shall apply to cash dividends paid by the Company with respect to its Shares from and after the Effective Date:

As of each date on which the Company pays a cash dividend with respect to its Shares, the Company shall credit to a bookkeeping account (the “Cash Account”) for you an amount equal to the cash dividends that would have been payable with respect to the Shares corresponding to the Restricted Stock Units as if those Shares had been issued and outstanding as of the dividend payment date, so long as you have not forfeited such Restricted Stock Units as provided herein.  The cash dividends credited to the Cash Account during a given calendar year shall be distributed to you as soon as practicable following the end of such calendar year and in no event later than March 15 of the calendar year following the calendar year in which cash dividends were credited to the Cash Account; provided,  however, that, in the event you cease to be a member of the Board for any reason prior to the date on which the Cash Account is distributed, the portion of the Cash Account attributable to any Restricted Stock Units that are or become vested in connection with such cessation of service shall be distributed to you (or your estate), within 30 days following the date of such cessation of service, and the remainder of the Cash Account shall be forfeited.

2.Full Force and Effect.  Except as specifically set forth herein, this amendment shall not, by implication or otherwise, alter, amend or modify in any way any terms of the RSU Agreements, all of which shall continue in full force and effect.

3.Governing Law/Jurisdiction.    The validity and effect of this amendment shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction.   Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to the RSU Agreements or any amendments thereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in

Miami-Dade County, Florida.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida.  Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

4.Counterparts.  This amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

5.Entire Agreement.  This amendment, together with the RSU Agreements and the Plan, contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and the Company with respect hereto.

November 24, 2015WORLD FUEL SERVICES CORPORATION

By:

Name:
Title:

ACCEPTED AND AGREED,

Name:

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